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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Endologix Incorporated, second quarter 2010 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Nick Laudico of The Ruth Group. Thank you, Mr. Laudico. You may begin.

Nick Laudico, Investor Relations, The Ruth Group

Thanks operator and thanks everyone for participating in today’s call. Joining me from the company are John McDermott, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s website for 30 days.

Before we begin, I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, July 22, 2010. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I’d like turn the call over to John McDermott.

John McDermott, President and Chief Executive Officer

Thanks Nick. I’d like to welcome everyone to the Endologix second quarter 2010 conference call. Joining me on the call today is Bob Krist, our Chief Financial Officer, who will provide an overview of our financial results following my comments.

We are very pleased with the Q2 results, which were in line with expectations. Total revenue for the second quarter was $15.7 million, up 19% over the prior year. This was comprised of domestic revenue of $12.8 million, up 12% year-over-year and international revenue of $2.9 million, up 65% year-over-year. On a sequential basis, domestic sales increased by 6% and international sales increased by 17%. These results demonstrate our ability to capture market share by leveraging our growing U.S. sales force and promoting the clinical advantages of anatomical fixation.

In April, a new long-term study on anatomical fixation was published in the peer-reviewed Journal of Endovascular Therapy. The results which followed 107 patients up to five-years were exceptional. There were no aneurysm ruptures, no convergence to open repair, no device migrations and 100% freedom from aneurysm related mortality. In addition, at one in five-year point, patients in this study had significantly reduced or stabled aneurysm sacs, which is the best indication of long-term efficacy. We believe this data represents the best long-term clinical results for any of the endovascular AAA products currently available on the market.

During the quarter we also enrolled the first patient in our PEVAR clinical study, which when completed will position us as the only company with an indication for percutaneous aneurysm repair. We now have over 80% of the clinical study sized evaluating patients and are on track to

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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complete enrolment in 2011, leading to an anticipated approval in 2012. We continue to believe that this extended indication will enable us to capture market share as we train physicians on this less invasive technique.

Turning to our new product pipeline, we recently announced FDA approval for our Powerlink product line extensions, which will expand our addressable patient population and provide physicians with more treatment options. We announced the new sizes at the Society for Vascular Surgery meeting in Boston in June and have received positive physician feedback during the limited market release.

We trained the U.S. sales force the new sizes earlier this month and are building inventory in anticipation of a full market release in the fourth quarter. We also continued to advance our other new product initiatives, including our lower profile system, which will be called AFX for anatomical fixation, along with our fenestrated and thoracic programs. We expect to submit a PMA supplement for AFX before the end of this year with a potential U.S. approval in 2011. We expect to receive CE mark for AFX in Europe and began treating patients outside the U.S. with the new device in 2011 as well.

During the quarter we added four new sales representatives, bringing the total number of reps at quarter end to 58. As of today we have 60 filled territories and are well on our way to increase the sales force by 30% in 2010. We continue to attract highly qualified, experienced individuals, with strong physician relationships, and are confident they will have a positive impact on our growth in the fourth quarter and into 2011.

Next, I’d like to give a quick update on the patent litigation with Cook. As anticipated, the stay on the trial was lifted in June and we are in the early stages of the discovery process. We expect the Markman hearing to take place in February of next year and continue to believe that we have multiple strong defenses against the alleged claims. As I’ve previously stated, this dispute will not distract us from our focus on new product development and sales growth.

Two more things before I turn the call over to Bob; first I’d like to take a moment to welcome Tom Wilder and Todd Abraham to the Endologix team. Tom joined our Board of Directors in May and Todd joined as Vice President of Operations in early July. Both have extensive experience in the medical device industry and are great additions to the company as we continue to expand our business.

Lastly, I’d like to inform everyone that in August we’ll be presenting at the BMO Capital Market’s 10th Annual Focus on Healthcare Conference in New York and the Canaccord 30th Annual Growth Conference in Boston. We look forward to meeting with many of you at these events.

Now, I’ll turn the call over to Bob.

Robert J. Krist, Chief Financial Officer

Thank you John and good afternoon everyone. Today I will provide an overview of our key financial results and metrics for the second quarter of 2010. As John highlighted, total revenues increased by 19% year-over-year to $15.7 million in the second quarter, and by 21% to $30.1 million through the six months. This growth was driven by sales force productivity, additional sales territories and overall growth in international markets. Both domestic and international sales grew nicely on a sequential quarter basis, domestically by 6% and internationally by 17%.

Total revenue increased sequentially by 8%, which follows a 6% sequential increase in total revenue in the first quarter of 2010 versus Q4 of 2009. International sales growth in the second

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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quarter was driven by the ongoing rollout of the IntuiTrak delivery system in certain European and South American markets and by solid organic growth in Japan.

Gross margins improved to 77% for the second quarter, up from 75% in the prior year quarter, and that was driven by new products and certain product cost reductions. Operating expenses for the second quarter increased by 19% year-over-year, equaling the 19% year-over-year revenue growth. The principle driver of the expense growth was our planned, increased product development investment in R&D.

Sales marketing expense for the second quarter increased by 16%, due to the addition of new sales territories and variable commission expense on the increase in sales. G&A expense decreased by $21,000 compared to the prior year, and included $143,000 in legal expenses related to the Cook litigation. With the stay now lifted, we expect expenses for that litigation to be approximately 100 to $150,000 per month for the remainder of 2010.

For the second quarter of 2010, the overall net loss was 380,000 or $0.01 per share, compared with a net loss of $425,000, also $0.01 per share in the second quarter of 2009. The second quarter of 2010 net loss includes 198,000 in expenses related to foreign currency translation, due to the steep decline in the value of the euro during the quarter.

During the second quarter we used 127,000 in cash overall, all due to working capital increases. We ended the quarter with 22.4 million in cash and we also have 10 million available on our line of credit with no outstanding bank debt. As to the working capital increase, inventory dollars increased by 352,000 from March, in order to support our sales growth and upcoming new product launches. Inventory turnover however remained at 2.3 turns at the end of the quarter.

Accounts receivable days outstanding, including both domestic and international accounts was 61 days at a end, compared to 53 days at the end of the first quarter 2010. The DSO increase reflects the time lag in our internal process for getting invoices to customers. This issue was detected too late in the quarter to restore the DSO level to its typical 53 to 55 day range at June 30; however, the issue has been addressed and corrected, and DSO as of July 20 has already been lowered to 56.

To be clear, the Q2 increase in DSO was not related to any unusual terms or any credit or collection problems. I’d also like to remind you that our domestic revenue is recognized only after our device has been implanted. So it reflects actual cases completed in the quarter. In addition, there was nothing unusual in the pattern or timing of international shipments. We simply did not execute on getting invoices out in a timely manner. We’ve recognized it and fixed it, and I would expect to see a normal DSO level by the end of Q3.

We also continue to expect to generate sufficient positive cash flow from operations with a full year 2010, to fully fund our expected sales growth as well as our investments in sales force expansion and new product pipeline. Our financial position is strong, and we are confident we have the resources needed to execute both our short and long-term growth strategies.

Turning to guidance for the full year 2010 and based on our actual results through the first half of the year, we are reiterating our guidance for revenue in a range of 62 to $66 million and 18 to 26% increase over 2009. We also continue to expect to achieve positive earnings per share on a GAAP basis.

This EPS guidance assumes planned investments in the sales force, research and development and the PEVAR clinical study, but excludes the impact of legal expenses in connection with the Cook matter, acquisitions or other business development transaction.

With that, I’ll turn the call back to John.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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John McDermott, President and Chief Executive Officer

Thanks Bob. Overall, we are very pleased with our second quarter financial results and the progress we’ve made executing our growth strategy. Looking forward to the second half of 2010, our new product launches together with a strong and growing sales force will build on our ability to gain market share and capture more of a physician’s AAA business.

We believe that the combination of exceptional clinical results, together with our new product pipeline and our growing sales organization positions us well for long-term sustainable growth.

With that, I’d like to open the call to your questions. Operator.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question is coming from the line of Tim Lee with Piper Jaffray. Your line is now open; you may proceed with your question.

<Q – Timothy Lee>: Hi, good afternoon and thanks for taking the question. Just first one from more of a modeling standpoint. Don’t mean to get into quarter-by-quarter guidance, but should we think about some normal seasonality kind of given the slowdown with or should we think about kind of a sequential downtick in revenues or should we – how should we think about Q3 looks relative where we’ve been here so far in the first half of the year?

<A – John McDermott>: Yeah. Tim, we typically the summer, we do see – we do see a little bit of slowdown with vacations. Like you said, I don’t really want to get into quarterly guidance here. I think as Bob reiterated our full-year guidance, we do expect for Q4 to be a good quarter for us for sure. because that’s when we’ll be in full market launch with the new sizes. That’s probably the best way to think about it.

<Q – Timothy Lee>: Perfect. And second, just on the clinical side, it was great to see that paper published in terms of seeing the benefits of anatomical fixation and the like. Any thoughts of doing a head-to-head with your product in anatomical fixation to some of the other competing devices? Do you have a definitive answer in terms of what’s the product out there?

<A – John McDermott>: Yeah, that’s a good point. Right now, it’s a bit of a timing issue for us, because if we were going to do a head-to-head, I’d rather do with the new AFX device and generally if we were going to do something like that, you’d like it to be an industry or supported by multiple companies.

Often times industry guys don’t like these kind of head-to-head comparisons and so honestly we haven’t given it a lot of thought. What we do is we provide the data to physicians, we show them the variety of anatomies that we can treat; what we think is better than the competitive devices and work our way into the practice. At this point we haven’t contemplated a head-to-head, maybe that’s something we’ll think about after we get the AFX device launched the sometime in 2011.

<Q – Timothy Lee>: Got it, and then just one last one here from a sales force expansion standpoint. It sounds like you are clearly on track to hit that 30% expansion here for 2010. As we look beyond 2010, I mean how should we think about your sales infrastructure. Should we seem to be going in line with your sales or should we expect to see further investment to help keep accelerating sales?

<A – John McDermott>: I think we are going to still continue to grow the sales force, probably not as much as we did this year Tim and as we start to get good geographic coverage, we can also began to evaluate opportunities to drop in clinical support people, as opposed to fully dedicated reps. They tend to be a little less expensive and are just more focused on covering cases than driving new business.

So I would expect some time in 2011 that we would start to transition a little bit into that kind of a model, but we should be able to give you more clarity around our sales force plans for 2011 in the fourth quarter.

<Q – Timothy Lee>: Great. Thank you.

<A – John McDermott>: Welcome.

Operator: Thank you. Our next question is coming from the line of Shawn Fitz with Stephens Inc. Your line is now open. You may proceed with your question.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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<Q – Shawn Fitz>: Hey, John and Bob. Good afternoon and congratulations on the quarter.

<A – John McDermott>: Hey Shawn.

<A – Robert Krist>: Hey Shawn. Thank you.

<Q – Shawn Fitz>: Hey John, just a quick question. I think maybe you all referred to taking market share. I guess just trying to get some – a little bit more depth in terms of what that might mean, and then as a follow on, just as we think about where you guys are capitalizing now in the marketplace with your expanded sales force, do you guys feel like that most of the growth you’re getting is coming from driving deeper utilization with new accounts or is it touching accounts that maybe previously were competitors’ accounts?

<A – John McDermott>: Yeah. Well first of all in terms of market share, the best data that we can get a hold of the right now in the U.S. would suggest that the market is growing kind of in the 8 to 10% range. So domestically we are obviously growing faster than that and therefore taking some market share.

As far as the sales force and the mix of where the growth is coming from Shawn, it continues to be a combination of more cases from existing customers as well as the addition of new accounts and we see actually a reasonably good balance between those things. Now, I will say, having said that, these new sizes that we just rolled out, I think that’s going to – the focus of that will be initially with existing accounts, because we have a chance to get deeper in our base business, but it also helps us in terms of opening new accounts, because we are starting to change the — if a doctor had some experience with Endologix several years ago, they might have thought of us as kind of a niche product. If you look at the product offering today, we cover all the cases. So expansion in the product line also will help us bring on new customers as they look at the data, they develop a relationship with the rep and they appreciate that we can cover all of their cases, but the initial focus for the new sizes will be on deeper penetration in existing accounts.

<Q – Shawn Fitz>: And John, just as a follow-up to that. Could you give us some sense as to what the new sizes open up in terms of playing field that maybe you guys didn’t previously have access to?

<A – John McDermott>: Yeah, we’ve estimated the part of the market that we have been less effective at penetrating is these short and large diameter iliac anatomies, so we’ve introduced a whole range of sizes, as well as aneurysms that are shorter in overall length. We estimate it’s another 5 to 10% of the market that we are now very well suited to go after. So there’s very, very few patients that really cannot be covered comfortably in our product offering.

The additional sizes also give us more treatment options. Not every physician wants to use this exact same configuration of a device. So the early feedback from the doctors has been very positive. They like the expanded range, it gives them more options, they can treat more patients and so far we are very encouraged with the initial feedback.

<Q – Shawn Fitz>: So John, as we think about that incremental 5 to 10% of the available market being opened up to Endologix, is there any reason you shouldn’t capture kind of your existing — the percentage of what you have in the existing market in that new markets over a 6 to 12 month period time.

<A – John McDermott>: That’s how we think about it, yeah.

<Q – Shawn Fitz>: Okay. So, and I would guess driving, getting the current customer to use a new size is not as difficult as going out and convincing a completely new doc to give the Powerlink a try?

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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<A – John McDermott>: Yeah, it’s certainly easier to do that. Yeah, the best analogy if you want to go back in time would be to look at the up tick we got out of, when we launched the Powerlink XL.

<Q – Shawn Fitz>: Okay, great.

<A – John McDermott>: A good bit of that growth came out of our existing base business that we just were able to go deeper in.

<Q – Shawn Fitz>: And so John, as we look at the seven reps or so that you all have added since the start of 2010, I guess it’s safe to assume that those folks haven’t really been productive in any meaningful way just given the intensive training programs they go through, which I think lasts six months, is that accurate?

<A – John McDermott>: I think that’s a fair way to look at it. We’ve actually hired some very good people. So there are always some exceptions to the rule, but on average, folks that have been hired in this year are not making big contributions.

One thing we’ve done recently Shawn, because I often get asked about our current sales force productivity compared to historical measures, just to benchmark it for you. We look at our rookie class of 2008 and compare them to the rookie class of 2009, and the number of cases that each one of those groups did in their first full year, and the case volume is up about 25% for the rookie reps in 2009 versus the rookie reps in 2008. So we do think that we have gotten better at training and we expect that to continue.

<Q – Shawn Fitz>: Okay great, and then I guess the point maybe I was trying to get my arms around in just a general sense is the productivity with your existing reps, and so if we assume that those seven incremental reps have only minimally contributed from a case volume standpoint, it looks to me that maybe your existing rep productivity in terms of tenured guys maybe is up 15 to 20% since the end of 2009, which is obviously a positive trend. And so I was trying to get some sense of, if that’s in the ballpark in terms of what you’re seeing with your most tenured sales rep from a productivity standpoint.

<A – John McDermott>: Yeah, I don’t know that number. What I’d say, the tenured guys did have a good quarter for sure. The new reps are starting to add depending on when they came in. For those that came in on the first quarter, we’ll start to see some things from them here in the second half.

<Q – Shawn Fitz>: Okay.

<A – John McDermott>: Productivity continues to look encouraging.

<Q – Shawn Fitz>: Great. Thanks John. Bob, last question. Just in terms of trying to bookend potential legal expenses for the rest of this year, is there any way to maybe give us some sense as to what the range might be?

<A – Robert Krist>: Well, I do think that 100,000 to 150,000 a month is probably going to be a pretty fair average, it’s as close as our attorneys can advise us. So that would be 700,000 to 800,000 or so over the balance of this year.

<Q – Shawn Fitz>: Okay. John and Bob, thanks for the time.

<A – John McDermott>: Yep, thank you.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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Operator: Thank you. Our next question is coming from the line of Mr. John Putnam with Capstone Investments. Your line is now open. You may proceed with your question.

<Q – John Putnam>: Yeah, thanks and good afternoon. I was wondering John, if you are seeing any kind of procedural pushback or slowing in procedures or is it as strong as it was in the first quarter?

<A – John McDermott>: Yeah, we haven’t received any feedback that there is any pullback in the procedures.

<Q – John Putnam>: Okay.

<A – John McDermott>: No. No, I’m not sensing that. There is always some competitive dynamic between hospitals and physicians, but I would say on a macro level, I’m not getting the sense that there are fewer aneurysms being treated across the country.

<Q – John Putnam>: I mean theoretically you wouldn’t expect that, but we are seeing it in some other medical procedures, from other companies at any rate. With your line extensions, do you now have the broadest product line available on the market?

<A – John McDermott>: I wouldn’t say it’s the broadest, but I would say we match up very well. There aren’t any real gaps in our product offering. So whereas before, we were at a bit of a disadvantage in terms of just the variety of anatomies that we could treat, now we really don’t have any gaps.

<Q – John Putnam>: Okay, that’s great. Then finally you used to talk about the size of the hospitals that you’re dominant in. Has that profile changed at all?

<A – John McDermott>: Our mix has not really changed that much John. I looked at that over this past year and actually even going back for a few years. So we still have a fairly, a good percentage of our business in the smaller accounts. What’s interesting though, if you go back now in time and you look at how the market has evolved, what you’ll find is that small accounts, which we define as accounts that do two procedures per month or fewer, that is the fastest growing segment of the market and it makes perfect sense, because the therapy originally evolved in the larger academic institutions and over time now. It’s more and more physicians in the community settings have gotten trained. There is more procedures being done out in the community, and often times a more difficult and challenging anatomies now are being done in the larger institutions and academic institutions.

So we still see good growth in small accounts, which actually lines up really well with the growth in the marketplace. We are also getting good traction in some mid and larger size accounts now, just because of our involvement with the PVAR study and some of our other new development programs. So it’s a nice balance, it looks good.

<Q – John Putnam>: And I guess having more sales people out and the feet on the street helps us well.

<A – John McDermott>: Yeah, that makes a big difference. Yeah, the territories get smaller; our reps spend more time with customers and less time behind the steering wheel, and it just drives better overall results.

<Q – John Putnam>: All right, and one final thing, remember that Shakespeare was the right about lawyers.

<A – John McDermott>: Okay, thank you.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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Operator: [Operator Instructions] Our next question comes from the line of Joshua Zable with Natixis. Your line is now open. You may proceed with your question.

<Q – Joshua Zable>: Hey, good afternoon guys and a great quarter here. Thanks for taking my question.

<A – John McDermott>: Hey Josh.

<A – Robert Krist>: Hey Josh.

<Q – Joshua Zable>: A lot of them have been asked here, but let me just kind of follow-up on Tim’s question early going. I know kind of talked – you guys don’t like to do a quarterly guidance, I appreciate that. I guess I’m just kind of looking at the growth ramp here. It seems like obviously what you guys are expecting, you need some pickup so to speak in the back half of the year with the third quarter seasonality.

Was 2Q kind of in the U.S. more timing of reps? I know you talked with Shawn about that, in terms of, so that we would expect even though we have seasonality maybe in Q3, you sort of have this benefit from the reps or is it really more a function of really heavy weighted till 4Q, till we get like a lot of initial orders on the new products?

<A – John McDermott>: I want to make sure I understand your question Josh. We historically, every year we see some degree of seasonality in Q3, that is to be expected, but we are in a limited market release in Q3 with some of the new sizes so there will be a few incremental cases that we might not have had otherwise, although the majority of those will hit in Q4.

So I think the thing keep in mind for Q2 is that Q2 last year was big. That was our first full quarter of IntuiTrak where we grew 40%. So the comp for this year’s Q2 was a tough one. The comps actually look pretty good for us in the second half here given the pipeline and the growing sales force. So we feel good about our guidance.

<Q – Joshua Zable>: Good. Great, very helpful. And then international, I know it’s also off a small base here, but obviously very, very strong growth. Competitively you guys seem to be overcoming. Can you just comment on the landscape outside? I know there’s some new products out there internationally, obviously you don’t seem feeling it. Is it a function of it, it’s too early to tell or have guys did that already and you guys seem to be just kind of overcoming.

<A – John McDermott>: Yeah. Well, it does help to have a small base. It’s a tremendous amount of opportunity for us outside the U.S. There are more devices already approved outside the U.S. and we’ve seen that our distributors have been very effective at competing with the other companies outside the U.S., and continue to grow.

So we, as we look to those other devices to eventually come to the U.S., we have some good experience going against them in markets where we are growing as you can see much faster OUS right now. So we feel good about the long-term prospects for anatomical fixation, both domestically and internationally.

<Q – Joshua Zable>: Great, and then just on the PEVAR trial here. I guess, can you just kind of comment on the number of sites. I know you said 80% of the sites just got enrolment and in terms of those sites kind of what business, I know there is a lot of interest out there in this. I know there is kind of the halo effect hopefully, potentially from this. So maybe you can just kind of give us a little bit more color around an update. Thanks very much guys.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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<A – John McDermott>: Sure, yeah. So 17 of the 20 sites are approved and up and running. Of the 20 sites, about half of those are a new customers or hospitals that are new to our system. So far in the cases that have been done, they’ve all gone very well with good outcomes, so the early feedback is encouraging.

Again, it took us a little while to get up and running. The processes around IRB approvals and Medicare approvals and everything they have to go through, but we’ve just about got all of the sites up. They are all evaluating patients now, and we feel good about completing our enrolment in 2011 and hope to have an approval in 2012. So it looks encouraging.

<Q – Joshua Zable>: Great guys. Well, congrats on a great quarter. Thanks.

<A – John McDermott>: Thank you.

<A – Robert Krist>: Thank you, Josh.

Operator: Thank you. Our next question is coming from the line of Ms. Vivian Wohl with Federated Kaufmann Fund. Your line is now open. Please proceed with your question.

<Q – Vivian Wohl>: Thanks for the opportunity here. On the AFX, can you remind us when you have to do your first clinicals in Europe?

<A – John McDermott>: Well, it’s not certain that we have to do clinical studies yet, Vivian. So our hope is that the clinical studies will not be required and we will be able to enter both the Europe and U.S. in 2011, but it’s too early to know that for sure.

<Q – Vivian Wohl>: Okay, so you are not hoping to – what is gaining item I guess to getting that product into the clinic, into humans?

<A – John McDermott>: Well, we will be able to get it into humans in some international markets, definitely without a clinical study. The question still remains is, what will be the regulatory requirements in the U.S. and although the device is lower profile, we have retained all of the most important attributes, design features, which also sets us up nicely for a minimal number of changes, and therefore hopefully approval on a PMA supplement without a clinical study. But we are not going to be in a position to submit that until around end of this year and therefore we won’t really know until the second quarter or middle of 2011 if we’ll be able to get approval without a study.

<Q – Vivian Wohl>: Okay. And then what would be the timing? I haven’t really heard you talk a lot about a thoracic product?

<A – John McDermott>: It’s still very early there. We are looking at several different designs and different technologies. We have developed some unique graft material and as a part of our fenestrated program, we’ve developed the ability to do branches and those branches have a lot of physician interest, especially as you move up into the thoracic aorta to treat the aorta in the arch and right now they have to in about 30 to 40% of the patients.

When they do a thoracic endograft, they have to cover the less subclavian artery or do a surgical de-branching procedure to preserve it and most physician don’t like to do that. So the key differentiating feature of our thoracic program will be the ability to maintain the left subclavian artery with an Endograft and Vivo, but we are still some time away. I think we’ll be in a better position to give people timelines near the end of this year.

<Q – Vivian Wohl>: Okay, great. Thanks very much.

<A – John McDermott>: You’re welcome. Thank you.

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Endologix, Inc.	ELGX	Q2 2010 Earnings Call	Jul. 22, 2010
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Operator: Thank you. At this time there are no further questions. I would like to turn the floor back over to management for any closing comments.

John McDermott, President and Chief Executive Officer

Okay. Thanks everyone for joining us on the call today and for your support and interest in Endologix. We look forward to seeing you at the upcoming conferences and updating you on our third quarter call in October.

Operator: Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you very much for your participation.

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